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                                                                EXHIBIT 17(d)(5)


                   CAPITAL REALTY INVESTORS TAX EXEMPT FUND
                              LIMITED PARTNERSHIP,
                              SERIES I & SERIES II
                  CAPITAL REALTY INVESTORS TAX EXEMPT FUND III
                              LIMITED PARTNERSHIP

                                c/o C.R.I., Inc.
                              11200 Rockville Pike
                           Rockville, Maryland 20852

                                October 11, 1996

Dear BAC Holder:

     Dominium's most recent letter to you continues to hide its true intent in connection with the proposed mergers between the CRITEF Funds and affiliates of CAPREIT.

     .  Dominium is NOT MAKING ANY OFFER.

     . Dominium FAILED TO FINANCE its prior proposal after seven full months of effort. If it has suddenly obtained firm financing, why doesn't it just say so?

     . According to information recently disclosed to the Funds, Dominium WANTED $3.5 MILLION IN GREENMAIL PAYMENTS from CAPREIT, which was refused, to abandon its efforts.

     . Dominium OWNS ONLY ABOUT $4,500 WORTH OF BACS total in all of the Funds. WHY IS DOMINIUM SPENDING HUNDREDS OF THOUSANDS OF DOLLARS TO BLOCK THE PROPOSED MERGERS? Does the potential appreciation of Dominium's 300 BACs justify its expenditures? Isn't it more likely that Dominium wants to stop the proposed mergers, causing the BAC prices to drop, then make a lower bid?

     The CAPREIT proposal offers BAC Holders a substantial premium over the highest historical trading price of the BACs on AMEX. A nationally recognized investment banking firm supports the financial fairness of the merger prices to BAC Holders. The Delaware Chancery Court approved the settlement of the class action suit concerning the mergers, finding it to be fair and reasonable.

     On the other hand, Dominium failed to back up its earlier proposal with firm financing, it failed to obtain a PAYOFF from CAPREIT, and it now fails to offer BAC Holders any genuine alternative to the proposed mergers.

     THE GENERAL PARTNERS URGE YOU TO SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD IN FAVOR OF THE PROPOSED MERGERS.

     If you have questions, please call MacKenzie Partners, our information and proxy agent, at 1-800-322-2885.